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                                                                    EXHIBIT 99.1



CONTACT:                                             CONTACT:
Stacie D. Byars                                      Stan Froelich
Manager, Investor Relations                          Stern & Co.
and Corporate Communications                         (212) 888-0044
(206) 286-2508


   NEORX INITIATES PHASE III CLINICAL TRIALS OF SKELETAL TARGETED RADIOTHERAPY
                     (STR) FOR TREATMENT OF MULTIPLE MYELOMA

SEATTLE, WA, OCTOBER 2, 2000--NEORX CORP. (NASDAQ: NERX) today announced that it initiated Phase III clinical trials of its Skeletal Targeted Radiotherapy (STR) for the treatment of multiple myeloma. The co-principal investigators on the study are Kenneth Anderson, M.D., Dana-Farber Cancer Institute (Boston, MA) and Chairman of the Advisory Board of the Multiple Myeloma Research Foundation, and Richard Champlin, M.D., Chief of the Bone Marrow Transplant Unit, MD Anderson Cancer Center (Houston, TX). Patient enrollment has begun and approximately 20 major cancer centers across the United States and Canada are expected to participate.

"In Phase I/II trials, STR delivered high radiation doses to bone and bone marrow where multiple myeloma arises, without increasing the toxicity of the high-dose chemotherapy with which it is combined," said Dr. Kenneth Anderson. "Obtaining proof in this Phase III trial that adding this high dose of radiation improves the complete remission rate will constitute an important advance in the treatment of this disease."

Previously, radiation treatment to the entire skeleton has been limited to low doses of total body radiation with the disadvantage of radiating other organs. The breakthrough of STR is that it delivers high dose radiation - 4000 rads - directly to the tumor and bone with minimal exposure to other organs.

This randomized trial is designed to demonstrate potential advantages of high-dose chemotherapy plus STR over the current standard treatment of high-dose chemotherapy alone. Half of the expected 300 patients will receive a standard high-dose chemotherapy preparative regimen with reinfusion of their harvested bone marrow stem cells. The other half will receive the same chemotherapy treatment with the addition of a targeted dose of 4000 rads of radiation to bone marrow delivered by STR, followed by reinfusion of their stem cells.

"Studies indicate that patients with multiple myeloma who achieve complete remission after treatment have longer overall survival and longer progression free survival than patients who experience only partial remission or no remission," said Dr. Richard Champlin. "The primary endpoint in the study is complete remission at 6 months after treatment. In the Phase I/II trials we observed relief of pain and complete remissions in a sizeable number of patients. In the Phase III trial, we also hope to demonstrate the drug's potential for reducing or completely eliminating the pain associated with multiple myeloma and extending the lives of those with the condition. Thus, we will not only follow these Phase III patients for complete remission, but also for time-to-progression, overall survival and effect on bone pain."



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"We believe that STR represents the first opportunity in cancer therapy to deliver a high-dose toxic agent to the bone and marrow cavity without causing non-hematologic organ toxicities," said Paul Abrams, M.D., J.D., NeoRx's chief executive officer.

ABOUT SKELETAL TARGETED RADIOTHERAPY
STR targets bone with a beta-emitting radionuclide--holmium-166 attached to small molecule DOTMP. It localizes in the entire skeleton, with additional accumulation in areas of rapid bone turnover, as is found around tumors. This distribution pattern delivers high doses of radiation directly to the bone and bone marrow and is designed to destroy both tumor cells and normal cells in the marrow. The portion that does not bind to bone is quickly excreted in the urine. Prior to therapy, the bone marrow stem cells are harvested from the patient's blood, so they can be reinfused following treatment.

ABOUT MULTIPLE MYELOMA
Multiple myeloma is a cancer of plasma cells that arises in the bone marrow. Normal plasma cells make antibodies. Cancerous myeloma plasma cells produce an antibody referred to as the myeloma protein or M-protein. This M-protein can be measured in the blood or urine as a means of assessing the level of activity of the myeloma. In order to qualify for complete remission, a patient's M-protein must completely disappear as measured by sensitive biochemical techniques.

OTHER TRIALS FOR POTENTIAL STR INDICATIONS
Douglas Hawkins, M.D., is currently investigating the use of STR in conjunction with stem cell support in Ewing's Sarcoma Family of Tumors at Children's Hospital Medical Center in Seattle, WA.

In addition, the Company expects to initiate Phase I clinical trials later this year of STR in the treatment of patients with prostate and breast cancers that have metastasized to the bone. Dr. Karen Antman and Dr. Charles Hesdorffer of Columbia University in New York, NY will lead the breast cancer trial. The breast cancer trial will use high-dose chemotherapy combined with escalating doses of STR followed by autologous hematopoietic stem cell support in patients with stage IV metastatic breast cancer. Dr. Howard Scher of Memorial Sloan Kettering Cancer Center in New York, NY will lead the prostate cancer trial. In this study, patients with progressive androgen-independent prostate cancer will be treated with escalated doses of STR followed by autologous stem cell transplant.

The objective of these trials is to evaluate safety in these disease settings and to observe reduction of existing metastatic bone lesions.

ABOUT NEORX
Seattle-based, NeoRx Corporation is developing innovative products designed to provide improved, cost-effective treatments for patients with cancer.



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This release contains forward-looking statements relating to the development of the Company's products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of clinical trials, timely delivery of materials and services from suppliers and the timing of regulatory approvals. Reference is made to the Company's latest Annual Report on Form 10 - K filed with the Securities and Exchange Commission for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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NeoRx is a registered trademark of NeoRx Corporation in the United States and/or
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(C) 2000 NeoRx Corporation.  All Rights Reserved.